Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT REPORTS RESULTS FOR THE FIRST QUARTER OF 2006;
INCREASES CUMULATIVE CASH AVAILABLE FOR DIVIDENDS BY 20%

CHARLOTTE, N.C. (May 3, 2006) — FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”) today announced its financial results for the first quarter ended March 31, 2006. The Company announced that it generated $18.4 million of Cash Available for Dividends (as defined herein) during the first quarter compared to dividends paid during the quarter of $13.8 million and it increased its Cumulative Cash Available for Dividends (as defined herein) to $27.6 million at March 31, 2006, up from $23.0 million at December 31, 2005, an increase of 20%. Additional highlights for the first quarter included:

•                  Revenues for the first quarter of 2006 increased $3.1 million or 5.1% over the first quarter of 2005. Excluding the impact of operations acquired in 2005, revenues increased $0.7 million or 1.1% compared to the first quarter of 2005.

•                  Adjusted EBITDA (as defined herein) for the first quarter of 2006 was $33.3 million versus $32.4 million for the same period last year.

•                  Earnings per share on a fully diluted basis for the first quarter of 2006 were $0.17. Earnings per share in the first quarter of 2005 of $0.46 were impacted by certain unusual items related to the Company’s initial public offering.

•                  High speed data (“HSD”) penetration increased to 20.3% of voice access lines as of March 31, 2006, compared to 15.4% as of March 31, 2005 and 18.6% as of December 31, 2005.

•                  At March 31, 2006, access line equivalents (voice access lines and HSD subscribers, which include DSL, cable modem and wireless broadband) totaled 290,682 compared to 276,167 at March 31, 2005. Excluding acquired lines, access line equivalents increased 1.3%, primarily due to an increase in HSD subscribers.

“FairPoint’s first quarter results clearly indicate that our business strategy is a model for success,” said Gene Johnson, Chairman and CEO of FairPoint. “Operationally, we made substantial gains in high-speed data penetration while maintaining stable average revenue per subscriber. I believe that our high-speed data subscriber numbers should continue to increase as we introduce compelling bundled services packages and pricing and maintain excellent customer support.”

Johnson continued, “Financially, we reported solid revenue growth and increased our Cumulative Cash Available for Dividends balance, further supporting our ability to maintain our dividend structure. Our strong financial position provides a firm foundation upon which to increase our market position and build shareholder value.”

Results for the three month period ended March 31, 2006

Consolidated revenues for the three months ended March 31, 2006 were $64.8 million, an increase of $3.1 million or 5.1% compared to the three months ended March 31, 2005. Excluding the impact of operations acquired in 2005, revenues increased $0.7 million or 1.1% compared to the first quarter of the prior year. This increase of $0.7 million, excluding acquisitions, is primarily the result of increases in data and internet services revenue of $0.9 million, long distance revenue of $0.6 million, other services revenue of $0.4 million, interstate revenue of $0.2 million, and local service revenue of $0.2 million. These increases were partially offset by a decrease in intrastate access revenue of $1.5 million.

The increase in data and internet services revenue was primarily driven by an increase in the number of HSD subscribers which, excluding acquisitions, increased by 10,698 from March 31, 2005. Long distance revenue increased primarily as a result of increases in the number of subscribers and minutes of use in addition to improved product and bundles pricing. Other services revenue increased due to an increase in directory revenue. Local service revenue increased due to an increase in local interconnection revenue and the continued rollout of new bundled packages. Intrastate access revenue declined primarily due to a decrease in access rates and a decrease in minutes of use compared to the first quarter of 2005. The rate decrease is primarily due to intrastate rate reductions implemented in Maine in the second quarter of 2005. Intrastate revenues are expected to continue to decline.

Operating expenses (excluding depreciation and amortization) increased $3.2 million or 9.7% compared to the first quarter of 2005. Excluding the impact of operations acquired in 2005, operating expenses increased $1.7 million or 5.3%. The primary drivers of this increase were an increase in audit and tax related expenses of $0.5 million, an increase in legal expenses of $0.2 million and an increase in billing expenses of $0.5 million.

Despite the increase in operating expenses compared to the prior year, operating expenses decreased $1.6 million or 4.3% compared to the fourth quarter of 2005. In comparison to the fourth quarter of last year, the $1.6 million decrease was principally driven by a decrease in employee benefits expenses of $1.0 million, a decrease in expenses related to HSD and long distance services of $0.4 million and a decrease in bad debt expenses of $0.2 million. Of the $1.0 million decrease in employee benefits expenses, $0.7 million related to an adjustment to the Company’s estimated health insurance reserves. This $0.7 million was offset by various other unusual expenses during the quarter.

Also included in operating expenses are expenses associated with stock based compensation which are non-cash expenses. Total stock based compensation expenses for the three months ended March 31, 2006 and March 31, 2005 were $0.6 million and $0.4 million, respectively. Depreciation and amortization expense increased $0.6 million compared to the same period in 2005.

Income from operations decreased $0.7 million to $15.6 million for the three months ended March 31, 2006 compared to the three months ended March 31, 2005. This decrease was principally driven by the increases in expenses noted above, net of increases in revenues.

Earnings per share on a fully diluted basis were $0.17 for the three months ended March 31, 2006, compared to earnings per share on a fully diluted basis of $0.46 for the same period in 2005. This decrease primarily results from certain unusual items related to the Company’s initial public offering in February 2005.

Adjusted EBITDA for the three months ended March 31, 2006 was $33.3 million, compared to Adjusted EBITDA of $32.4 million for the same period in the prior year.

Cash Available for Dividends of $18.4 million was generated during the three months ended March 31, 2006, down slightly from the $18.9 million generated in the three months ended December 31, 2005.

Operational highlights

•                  Total HSD subscribers increased by 3,862 in the first quarter of 2006 to 49,145 at March 31, 2006. HSD penetration increased to 20.3% of voice access lines compared to 15.4% at March 31, 2005 and 18.6% at December 31, 2005.

•                  DSL average revenue per subscriber (“ARPU”) was $40.57 for the first quarter of 2006. The Company’s quarterly DSL ARPU has remained fairly consistent over the past year.

•                  At the end of the first quarter of 2006, DSL penetration was 18.3% of voice access lines, compared to 14.2% at the end of the first quarter of last year.

•                  Interstate long distance penetration as of March 31, 2006 increased to 45.2% of voice access lines compared to 40.9% at the end of the first quarter of 2005 and 44.5% at December 31, 2005, primarily as a result of the Company’s continuing efforts to sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.

•                  Total access line equivalents were 290,682 as of March 31, 2006, representing an increase of 1,783 or 0.6% from December 31, 2005. Total access line equivalents as of March 31, 2006 increased 5.3% compared to March 31, 2005 and increased 1.3% excluding lines acquired in 2005.

•                  Voice access lines, excluding acquired lines, decreased during the first quarter of 2006 by 0.8% to 241,537 compared to December 31, 2005.   Voice access lines, excluding acquired lines, as of March 31, 2006 decreased 2.9% compared to March 31, 2005.

•                  Preparation for the upcoming MACC billing conversion is on plan. The conversion of all companies currently on the CSG platform, 17 of our 28 operating companies, is expected to be completed by the middle of 2006 with the remainder of the companies expected to be converted by early 2007 at a total cost estimated to be approximately $5.5 million.

•                  In April 2006, the Company received proceeds of $26.9 million from the liquidation of the Rural Telephone Bank. The Company will record a gain of approximately $4.1 million in the second quarter of 2006. This $4.1 million will be included in the Company’s Cash Available for Dividends calculation in the second quarter.

•                  On May 1, 2006, the Company received proceeds of $16.9 million from the sale of its investment in Southern Illinois Cellular Corp. The Company will record a gain of approximately $12.4 million in the second quarter of 2006. This $12.4 million will be included in the Company’s Cash Available for Dividends calculation in the second quarter.

Access Line Equivalents

	3/31/2006	12/31/2005	3/31/2005	% change 3/31/05 to 3/31/06
Access lines, excluding acquired lines:
Voice access lines(1)	232,196	234,167	239,250	(2.9%)
HSD subscribers	47,615	43,949	36,917	29.0%
Subtotal: Access line equivalents	279,811	278,116	276,167	1.3%

Access lines for companies acquired in last twelve months(2):
Voice access lines	9,341	9,449	—	—
HSD subscribers	1,530	1,334	—	—
Subtotal: Access line equivalents	10,871	10,783	—	—

Total access line equivalents	290,682	288,899	276,167	5.3%

(1)             As previously disclosed, a delay in non-pay disconnects early in 2005 resulted in a higher number of non-pay disconnects in the third and fourth quarters of 2005 as the Company returned to a more normal collections process.

(2)             Represents voice access lines and HSD subscribers for companies owned less than twelve months. The Company completed the acquisition of Berkshire Telephone Corporation in the second quarter of 2005 and the acquisition of Bentleyville Communications Corporation in the third quarter of 2005.

Cash Available for Dividends

The Company’s credit facility contains a covenant that limits its ability to pay cash dividends on its common stock to the amount of Cumulative Cash Available for Dividends that accumulates from April 1, 2005 through the end of the Company’s most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (which, as of March 31, 2006, was the quarter ended December 31, 2005). Under this covenant, as of March 31, 2006, the Company had Cumulative Cash Available for Dividends of $23.0 million, from which it paid a dividend on April 18, 2006 of $13.8 million, resulting in a carryover of $9.2 million of Cumulative Cash Available for Dividends. In addition to this $9.2 million carryover, based on the Company’s financial performance through March 31, 2006 as described in this earnings release, the Company generated an additional $18.4 million of Cash Available for Dividends and as a result expects to have approximately $27.6 million of Cumulative Cash Available for Dividends from which to declare and pay its next dividend. Cash Available for Dividends corresponds to the term “Available Cash” in the Company’s credit facility and Cumulative Cash Available for Dividends corresponds to the term “Cumulative Distributable Cash” in the Company’s credit facility.

Outlook

The Company estimates that full year capital expenditures in 2006 will be approximately $29.5 to $31.5 million. This estimate of capital expenditures includes the anticipated capital costs of the MACC billing conversion and the anticipated capital expenditures related to the previously announced pending acquisition of Cass County Telephone. The increase in capital expenditures from previous guidance is due to an increase in housing growth in some of the Company’s markets. The Company expects a substantial portion of its 2006 capital expenditures to occur during the second quarter of 2006.

The Company continues to estimate that interest expense for 2006 will be approximately $36 to $38 million. This estimate takes into account the pending Cass County Telephone acquisition, the proceeds received from the sale of the Company’s investment in Southern Illinois Cellular Corp. and the proceeds received from the liquidation of the Rural Telephone Bank.

The Company also estimates that, based on its current projections, it expects that the dividends paid to its shareholders in 2006 will be treated as a qualified dividend for tax purposes, partially due to gains recognized on the non-core asset sales in 2006. The Company will update these projections as the year progresses.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its first quarter results at 8:30 a.m. EDT on May 3, 2006. Participants should call (888) 253-4456 (US/Canada) or (706) 643-3201 (International) and request the FairPoint Communications call. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 and enter the confirmation code 8085195. The recording will be available from Wednesday, May 3, 2006 at 1:00 p.m. through Wednesday, May 10, 2006 at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section. An online replay will be available beginning at 1:00 p.m. (EDT) on May 3, 2006 and remain available for one year. During the conference call, representatives of FairPoint may discuss and answer one or more questions concerning FairPoint’s business and financial matters. The responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

EBITDA (as defined herein), Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies. For definitions of and additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in FairPoint’s credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in FairPoint’s credit facility regulating the payment of dividends on its common stock is based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility, or result in FairPoint’s inability to pay dividends on its common stock.

FairPoint believes Cash Available for Dividends is useful to investors as a means to evaluate FairPoint’s ability to pay dividends on its common stock. However, FairPoint is not required to use such cash to pay dividends and any dividends are subject to declaration by FairPoint’s board of directors and compliance with Delaware law and the terms of its credit facility.

While FairPoint uses these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to its management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. FairPoint’s management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s quarterly report to be filed with the Securities and Exchange Commission.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 28 rural local exchange companies (RLECs) located in 17 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information. FairPoint’s results for the quarter ended March 31, 2006 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such period.

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com
Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

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Attachments

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2006	2005
	(unaudited)
	(Dollars in thousands)

Assets
Current assets:
Cash	$9,655	$5,083
Accounts receivable, net	29,740	34,985
Other	12,412	9,200
Deferred income tax, net	26,800	29,190
Assets of discontinued operations	—	90
Total current assets	78,607	78,548

Property, plant, and equipment, net	233,023	242,617
Investments	38,228	39,808
Goodwill	481,343	481,343
Deferred income tax, net	44,264	47,160
Deferred charges and other assets	21,507	18,663
Total assets	$896,972	$908,139

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,267	$12,030
Dividends payable	13,817	13,789
Current portion of long-term debt	685	677
Demand notes payable	336	338
Accrued interest payable	141	288
Other accrued liabilities	16,171	20,808
Liabilities of discontinued operations	2,543	2,495
Total current liabilities	43,960	50,425
Long-term liabilities:
Long-term debt, net of current portion	604,805	606,748
Deferred credits and other long-term liabilities	5,410	4,108
Total long-term liabilities	610,215	610,856

Minority interest	10	10

Stockholders’ equity:
Common stock	351	350
Additional paid-in capital	570,500	590,131
Unearned compensation	—	(6,475)
Accumulated deficit	(336,915)	(342,635)
Accumulated other comprehensive income, net	8,851	5,477
Total stockholders’ equity	242,787	246,848
Total liabilities and stockholders’ equity	$896,972	$908,139

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
	2006	2005
	(Dollars in thousands)
Revenues	$64,791	$61,665
Operating expenses:
Operating expenses, excluding depreciation and amortization	35,605	32,443
Depreciation and amortization	13,635	13,010
Total operating expenses	49,240	45,453
Income from operations	15,551	16,212
Other income (expense):
Net loss on sale of investments and other assets	(52)	(178)
Interest and dividend income	340	552
Interest expense	(9,753)	(16,970)
Equity in net earnings of investees	3,286	2,656
Other nonoperating, net	—	(86,164)
Total other expense	(6,179)	(100,104)
Income (loss) before income taxes	9,372	(83,892)
Income tax (expense) benefit	(3,652)	94,934
Net income	$5,720	$11,042

Weighted average shares outstanding:
Basic	34,552	23,913
Diluted	34,647	24,006

Earnings per share:
Basic	$0.17	$0.46
Diluted	$0.17	$0.46

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2006	2005
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$5,720	11,042
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Dividends and accretion on shares subject to mandatory redemption	—	2,362
Loss on preferred stock subject to mandatory redemption	—	9,899
Deferred income taxes	3,253	(95,694)
Amortization of debt issue costs	444	711
Depreciation and amortization	13,635	13,010
Loss on early retirement of debt	—	76,265
Income from equity method investments	(3,286)	(2,656)
Other non cash items	387	575
Changes in assets and liabilities arising from operations:
Accounts receivable and other current assets	4,293	2,742
Accounts payable and accrued expenses	(3,262)	(19,028)
Income taxes	(221)	(666)
Other assets/liabilities	(47)	14
Total adjustments	15,196	(12,466)
Net cash provided by (used in) operating activities of continuing operations	20,916	(1,424)
Cash flows from investing activities of continuing operations:
Net capital additions	(5,944)	(4,660)
Distributions from investments	3,430	2,240
Net proceeds from sales of investments and other assets	1,746	175
Other, net	(36)	(181)
Net cash used in investing activities of continuing operations	(804)	(2,426)
Cash flows from financing activities of continuing operations:
Net proceeds from issuance of common stock	—	432,092
Debt issue and offering costs	—	(7,488)
Proceeds from issuance of long-term debt	13,850	573,409
Repayments of long-term debt	(15,787)	(793,690)
Repurchase of preferred and common stock	—	(129,278
Payment of fees and penalties associated with early retirement of long term debt	—	(59,754
Payment of deferred transaction fee	—	(8,445
Proceeds from exercise of stock options	24	184
Dividends paid to common stockholders	(13,765)	—
Net cash provided by (used in) financing activities of continuing operations	(15,678)	7,030
Net cash contributed from continuing operations to operating activities of discontinued operations	138	(283)
Net increase in cash	4,572	2,897
Cash, beginning of period	5,083	3,595
Cash, end of period	$9,655	6,492

Fairpoint Communications, Inc.

Non-GAAP Financial Measures Reconciliation

For the Three Months Ended March 31, 2006 and 2005

	Three Months Ended	Three Months Ended
	03/31/06	03/31/05
	(Dollars in Thousands)

Net cash provided by (used in) operating activities from continuing operations	$20,916	$(1,424)
Adjustments:
Depreciation and amortization	(13,635)	(13,010
Stock-based Compensation, net of forfeitures	(798)	8,538
Other non-cash items
Changes in assets and liabilities arising from continuing operations, net of acquisitions	(763)	16,938
Income from continuing operations	5,720	11,042
Adjustments:
Interest expense	9,753	16,970
Provision for income taxes	3,652	(94,934)
Depreciation and amortization	13,635	13,010
EBITDA	32,760	(53,912)
Adjustments:
Net (gain) loss on sale of investments and other assets	52	178
Equity in earnings of investee	(3,286)	(2,656)
Distributions from investments	3,430	2,240
Non-cash stock based compensation	614	407
Loss on early retirement of debt	—	76,265
Loss on redemption of preferred stock	—	9,899
Other non-cash item	(318)
Deferred patronage dividends	41	(2)
Adjusted EBITDA	$33,293	$32,419
Plus (minus):
Scheduled principal payments	(159)	(422)
Cash interest expense (adjusted for amortization, swap interest and dividend and accretion on series A preferred stock)	(9,309)	(13,901
Capital expenditures and other	(5,944)	(5,034)
Cash received on account of non-cash income excluded from Adjusted EBITDA	1,000	—
Gain on sale of investment/assets	175	—
Cash income taxes	(620)	(238)
Cash Available for Dividends	$18,436	$12,824

"EBITDA" means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization.

"Adjusted EBITDA" is defined in FairPoint's credit facility as (i) the sum of Consolidated Net Income (which is defined in FairPoint's credit facility and includes distributions from investments), plus the following to the extent deducted from Consolidated Net Income:

provision for taxes, consolidated interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, and certain other non-cash items, each as defined, minus (ii) gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income.

"Cash Available for Dividends"  means Adjusted EBITDA, minus (i) cash interest expense (adjusted for amortization, swap interest and dividends and accretion on series A preferred stock), (ii) scheduled principal payments on indebtedness, (iii) capital expenditures, (iv) investments, (v) cash income taxes, and  (vi) non-cash items excluded from Adjusted EBITDA and paid in cash, plus (i) the cash amount of any extraordinary gains and gains realized on asset sales other than in the ordinary course of business, and (ii) cash received on account of non-cash gains or non-cash income excluded from Adjusted EBITDA.

Fairpoint Communications, Inc.

Sequential Financial Information for the Quarters ending March 31, 2006 and December 31, September 30, June 30, and March 31, 2005

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
(Dollars in thousands)	March 31, 2006	December 31,2005	September 30, 2005	June 30, 2005	March 31, 2005
Consolidated Results:
Revenues:
Local calling services	$16,282	$16,919	$16,586	$15,982	$15,617
USF - high cost loop support	4,819	5,189	5,045	4,707	4,796
Interstate access revenue	17,636	20,627	17,697	20,083	16,880
Intrastate access revenue	8,977	10,165	10,227	9,534	10,083
Long distance services	5,399	5,694	5,694	4,798	4,682
Data and internet services	6,683	6,409	6,230	5,937	5,592
Other services	4,995	4,931	4,559	4,165	4,015
Total revenues	64,791	69,934	66,038	65,206	61,665
Operating expenses	49,240	50,518	51,417	48,427	45,453
Income from operations	15,551	19,416	14,621	16,779	16,212
Other income (expense) (1)	(6,179)	(6,881)	(6,927)	(7,660)	(100,104)
Earnings (loss) from continuing operations before income taxes	9,372	12,535	7,694	9,119	(83,892
Income taxes (2)	(3,652)	(4,819)	(3,504)	(3,515)	94,934
Minority interest in income of subsidiaries	—	—	(1)	(1)	—
Income from discontinued operations	—	380	—	—	—
Net income	$5,720	$8,096	$4,189	$5,603	$11,042

Cash Available for Dividends:
Adjusted EBITDA	$33,293	$37,592	$31,018	$33,806	$32,419
Plus (minus):
Scheduled principal payments (3)	(159)	(157)	(155)	(124)	(422)
Cash interest expense (adjusted for amortization, swap interest and dividend and accretion on series A preferred stock)	(9,309)	(9,433)	(9,663)	(9,203)	(13,901)
Capital expenditures and other	(5,944)	(9,523)	(8,355)	(5,230)	(5,034)
Cash received on account of non-cash income excluded from Adjusted EBITDA	1,000	—	—	—	—
Gain on sale of investment/assets	175	—	—	—	—
Cash income taxes	(620)	458	(292)	(237)	(238)
Cash Available for Dividends	$18,436	$18,937	$12,553	$19,012	$12,824

Cumulative Cash Available for Dividends: (4)
Beginning Balance	$22,972	$17,800	$19,012	$—
Add:
Cash Available for Dividends generated during the quarter	18,436	18,937	12,553	19,012
Less:
Dividends declared and/or paid after July 30, 2005	(13,792)	(13,765)	(13,765)	—
Cumulative Cash Available for Dividends	$27,616	$22,972	$17,800	$19,012

Other information:
Gross property, plant and equipment	$764,431	$760,221	$752,872	$730,170	$706,848
Capital expenditures	5,944	9,325	8,256	5,002	4,819
Interest expense (adjusted for amortization and swap interest)	(9,309)	(9,433)	(9,663)	(9,203)	(13,901)
Access line equivalents	290,682	288,899	291,072	287,723	276,167
Residential access lines	186,384	188,206	192,149	192,643	186,640
Business access lines	55,153	55,410	55,903	54,170	52,610
High Speed Data subscribers	49,145	45,283	43,020	40,910	36,917

DSL subscribers	44,235	40,939	39,035	37,621	33,889
Other HSD subscribers (Wireless and Cable modems)	4,910	4,344	3,985	3,289	3,028

Footnotes:

(1)    Other expense during 2005 includes $77.8 million loss on early retirement of debt and $9.9 million loss on repurchase of preferred stock.

(2)    Income tax benefit for the three months ended March 31, 2005 includes $28.9 million associated with current period loss and $66.0 million due to the recognition of deferred tax benefits from the reversal of the valuation allowance.

(3)    Scheduled principal payments do not include repayment of long term debt associated with the Company's bank refinancing completed on February 8, 2005.

(4)    Cumulative Cash Available for Dividends means the amount of Cash Available for Dividends generated beginning on April 1, 2005, minus the aggregate amount of dividends paid after July 30, 2005, minus the aggregate amount of investments made after April 1, 2005 using such cash, plus the aggregate amount of distributions received from such investments (not to exceed the amount originally invested).